Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 29, 2007 relating to the financial statements and financial statement schedule of Duke Energy Indiana, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company’s restatement of its consolidated balance sheet as of December 31, 2005 and the related consolidated statements of common stockholder’s equity and comprehensive income for the years ended December 31, 2005 and 2004 and to a change in its accounting for emission allowances) appearing in the Annual Report on Form 10-K of Duke Energy Indiana, Inc. for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
October 3, 2007